UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 25, 2010
Burlington Coat Factory Investments Holdings, Inc. (Exact Name of Registrant As Specified In Charter)
Delaware (State or Other Jurisdiction of Incorporation)	333-137917 (Commission File Number)	20-4663833 (IRS Employer Identification No.)
1830 Route 130 North Burlington, New Jersey 08016 (Address of Principal Executive Offices, including Zip Code)
(609) 387-7800 (Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On February 25, 2010, Burlington Coat Factory Warehouse Corporation (“BCFWC”), the Facility Guarantors from time to time party thereto, Bear Stearns Corporate Lending Inc., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), and the Lenders party thereto from time to time, entered into a Second Amendment (the “Amendment”) to BCFWC’s Term Loan Credit Agreement, dated as of April 13, 2006 (as amended by that certain First Amendment to Credit Agreement dated as of December 12, 2006, the “Credit Agreement”).  In order to conform to the predominant fiscal calendar used within the retail industry, BCFWC effected the Fiscal Year Change (as defined in Item 5.02 of this report).  The Amendment amends certain provisions of the Credit Agreement to account for the Fiscal Year Change.  Specifically, the Amendment:

•	Clarifies the annual, quarterly and monthly fiscal periods of BCFWC from and after the effective date of the Fiscal Year Change;

•
Provides that Consolidated EBITDA (as defined in the Credit Agreement) will be increased or decreased for any period to the extent necessary to eliminate the effects during such period of any increase or decrease in legal, auditing, consulting and accounting related expenses for such period relating directly to the Fiscal Year Change compared to the amount of such expenses that would have been incurred in such period had the Fiscal Year Change not occurred;

•
Provides for purposes of any calculation of Consolidated Interest Coverage Ratio (as defined in the Credit Agreement), as of the last day of any fiscal quarter ending on or after January 30, 2010 and prior to the completion of the fiscal year ending the Saturday closest to January 31, 2011, Consolidated EBITDA and Consolidated Interest Expense (as defined in the Credit Agreement) will be determined for the most recent period of twelve consecutive fiscal months of BCFWC and its subsidiaries ending on such date;

•
Provides that for purposes of any calculation of Consolidated Leverage Ratio (as defined in the Credit Agreement), as of any date on or after January 30, 2010 and prior to the completion of the fiscal year ending the Saturday closest to January 31, 2011, Consolidated EBITDA will be determined for the most recent period of twelve consecutive fiscal months of BCFWC and its subsidiaries ending on such date; and

•
Provides that annual amounts included in certain Credit Agreement definitions and covenants be prorated for purposes of determining such amounts during the fiscal year that is a Transition Period (as defined in Item 5.02 of this report).

Pursuant to the terms of the Second Amendment, BCFWC paid a fee to each Lender consenting to the Second Amendment in the amount of 0.05% (or $376,154) of the principal amount of such Lender’s outstanding loan under the Credit Agreement.

The above summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 25, 2010, the Board of Directors of each of Burlington Coat Factory Holdings, Inc. (“Holdings”), Burlington Coat Factory Investments Holdings, Inc. (“Investments”) and BCFWC (collectively with Holdings and Investments, the “Company”) approved a change in the Company's fiscal year from a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to May 31 to a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to January 31 (the “Fiscal Year Change”).  The Fiscal Year Change will be effective commencing with the fiscal year ending on January 30, 2010.  Investments intends to file a transition report on Form 10-K covering the transition period of May 31, 2009 through January 30, 2010 (the “Transition Period”).

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                      Description

10.1
Second Amendment, dated as of February 25, 2010, to the Credit Agreement, dated as of April 13, 2006 (as amended by the First Amendment dated December 12, 2006), among Burlington Coat Factory Warehouse Corporation, the Facility Guarantors from time to time party thereto, Bear Stearns Corporate Lending Inc., as administrative agent and as collateral agent, and the Lenders party thereto from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC.

/s/ Robert L. LaPenta, Jr.
Robert L. LaPenta, Jr. Vice President and Treasurer

Date: February 26, 2010

EXHIBIT INDEX

Exhibit No.                      Description

10.1
Second Amendment, dated as of February 25, 2010, to the Credit Agreement, dated as of April 13, 2006 (as amended by the First Amendment dated December 12, 2006), among Burlington Coat Factory Warehouse Corporation, the Facility Guarantors from time to time party thereto, Bear Stearns Corporate Lending Inc., as administrative agent and as collateral agent, and the Lenders party thereto from time to time.